EXHIBIT 99.1

Sharps Compliance Corp. Reports 141% Revenue Growth in Fourth Quarter Fiscal 2009; Achieves Record Revenue and Net Income for Fiscal 2009

 * Fourth quarter revenue increased 141% to $6.7 million while strong operating leverage drove margin expansion to 56.6% gross margin
 * Fourth quarter earnings per share were $0.05, a $0.09 positive swing from the 2008 fourth quarter loss
 * Full year revenue was up 58% to $20.3 million, while gross margin improved to 51.5%
 * Diluted EPS for full year of $0.30 compared with $0.01 last year
 * Strong, flexible balance sheet with a cash balance of $4.8 million and no debt at June 30, 2009
 * U.S. Government contract execution continues ahead of plan;
   Pipeline of prospects continues to expand for Sharps(r) Medical
   Waste Management System(tm)
 * Government contract and strong flu shot season drive revenue expectations

HOUSTON, Aug. 10, 2009 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading provider of cost-effective disposal solutions for medical and pharmaceutical waste generated outside the hospital setting, today reported financial results for the fourth quarter and fiscal year ended June 30, 2009. Revenue of $6.7 million in the fourth quarter of fiscal 2009 expanded 141% over $2.8 million in revenue generated in the corresponding period of the prior fiscal year. Approximately $3.1 million of the increase in revenue for the quarter was related to the Company's $40 million, 5-year contract with an agency of the U.S. Government that was awarded early this year. Excluding the government market, core revenue grew 30% over the prior year's fourth quarter.

149% Growth In Quarterly Billings Driven By Government Contract, Launch Of New Patient Support Program And Early Orders For Flu Shot Season

Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, increased 149% to $7.0 million in the fourth quarter of fiscal 2009 compared with $2.8 million in the same period the prior fiscal year. The sizeable increase in fourth quarter 2009 billings was the result of $3.1 million in billings for providing Sharps(r) Medical Waste Management System(tm) to an agency of the U.S. government and $426 thousand in billings related to the recent launch of the Company's latest patient support and compliance program for a major pharmaceutical manufacturer.

The Company also had solid growth in its retail and home healthcare markets. Retail market billings, which were up $497 thousand reflects an early start by the retail pharmacies to prepare for a strong flu shot season given concerns of the H1N1 (swine flu) virus this year. Also included in Retail market billings was a noteworthy order of the Sharps Disposal By Mail System(r) to support community programs whereby the system is made available in the retail pharmacy or community center. Home healthcare market billings were up $350 thousand, or 21%, reflecting the success of the Company's recent expansion of its distributor network in the home infusion market. Total core business billings, excluding the government market, expanded 38% over the prior year quarter.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps Compliance, commented, "While the successful execution of the U.S. Government contract has measurably enhanced the future for Sharps, we are very pleased with the growth realized in our core businesses. We added our sixth patient support program with a major pharmaceutical manufacturer, while our Sharps Disposal by Mail System(r) is used by the majority of the top national and regional pharmacies and retail clinics in the country. And, we are the leading provider of medical waste management solutions for the major home health care companies.

"In light of the H1N1 virus, we expect to measurably boost sales to our retail market customers as they prepare for this year's flu-shot season. The overall number of flu shots administered this year is expected to be significantly higher than last year, and the season is also expected to continue through December 2009 or as late as January 2010 as citizens receive more than one flu shot. Our success and penetration in the retail clinic and pharmacy market has uniquely positioned Sharps as the provider of choice for the most convenient and cost effective solution for collecting and disposing of used syringes and related medical waste outside the hospital setting."

Net income for the fiscal 2009 fourth quarter increased measurably to $677 thousand, or $0.05 per diluted share on the growth in sales and strong margins. Net income was impacted by a previously disclosed special charge of $512 thousand, or $0.02 per diluted share related to the departure of a former officer of the Company. The fourth quarter of fiscal 2008 reflected a net loss of $456 thousand, or $0.04 per diluted share.

For the fiscal year ended June 30, 2009, revenue grew 58%, or $7.4 million, to $20.3 million compared with fiscal year 2008 revenue of $12.8 million. Fiscal year 2009 customer billings were $20.7 million, an increase of 57% over billings of $13.2 million in fiscal 2008. The noteworthy billing growth for the fiscal year is summarized as follows:

 * $6.0 million in billings from the U.S. Government contract
 * Retail market billings grew 72%, or $809 thousand, on increased market penetration, a strong and early start to the flu shot season and community support programs, primarily in California.
 * Pharmaceutical market billings increased $668 thousand, or 75%, due to successful implementation of the Company's patient support and compliance programs with several major pharmaceutical manufacturers.

Net income was up measurably in fiscal 2009 to $4.2 million, or $0.30 per diluted share, compared with net income of $82 thousand, or $0.01 per diluted share, in the corresponding period of prior fiscal year. Fiscal 2009 net income was positively impacted by a $1.8 million, or $0.13 per diluted share, income tax benefit recorded in the quarter ended December 31, 2008, which more than offset the $512 thousand, or $0.02 per diluted share, special charge recorded in the fourth quarter.

U.S. Government Contract Execution Ahead Of Plan; Actively Marketing the Sharps(r) Medical Waste Management System(tm)

The Company announced on February 2, 2009, that it was awarded a $40 million contract to provide its Sharps Medical Waste Management System ("Sharps(r)MWMS(tm)") to an agency of the United States Government. The Sharps(r)MWMS(tm), a Medical Waste Management System, is a comprehensive medical waste solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste outside of the hospital or large healthcare facility setting. The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System(r) products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps(r)MWMS(tm) is a solution designed to address government and commercial emergency preparedness and is an integral component of their programs.

The contract is expected to be executed over a five-year period. The Company received a purchase order for $28.5 million for product and services to be provided during the first contract year ending February 1, 2010. The following four option years represent payment for program maintenance. The Company recorded $2.9 million and $3.1 million of revenue during the quarters ended March 31 and June 30, 2009, respectively, related to this contract. The Company expects to record approximately $11.5 million of revenue in the quarter ending September 30, 2009 and $11.1 million in the quarter ending December 31, 2009, thereby completing the build-out of the product portion of the contract.

David P. Tusa, Executive Vice President and Chief Financial Officer, commented, "We have made excellent progress implementing our first major government contract and expect to complete the product build-out by the end of the calendar year 2009, at which time the current contract will move into a maintenance phase. In the meantime, we have created the capacity to appreciably expand this program to the current agency as well as other government entities. We are actively marketing the Sharps(r) Medical Waste Management System(tm) to federal, state and local governmental agencies and believe the value we provide is readily recognizable, giving us the confidence in our ability to secure additional major contracts."

Fourth Quarter and Fiscal Year 2009 Operating Performance

Gross margin was 56.6% in the fourth quarter of fiscal 2009 and 51.5% for the fiscal year ended June 30, 2009. The considerable increase over gross margins of 33.8% and 39.8% in the 2008 fourth quarter and fiscal year, respectively, reflects the substantial operating leverage inherent in the business.

Selling, general and administrative (SG&A) expense was $2.0 million for the fiscal 2009 fourth quarter, an increase of $782 thousand, or 62% over the $1.3 million reported in the prior year period. Higher SG&A included the following:

 * Accrual for management incentive compensation of $329 thousand;
 * increased sales and marketing expenses of approximately $130 thousand;
 * increased professional and consulting fees of approximately $100 thousand;
 * higher non-cash 123R stock-based compensation expense of
   approximately $100 thousand; and
 * Nasdaq listing-related expenses of $55 thousand.

For fiscal 2009, SG&A expense was $6.1 million compared with $4.8 million for the corresponding period of the prior year, up $1.3 million, or 27%. The higher SG&A for the fiscal year period was due to similar reasons as in the fourth quarter including non-cash stock-based compensation expense of $332 thousand and approximately $200 thousand in sales and marketing spend. SG&A also included approximately $200 thousand for compensation and living related expenses for a former officer of the Company.

As previously disclosed, the Company recorded a fourth quarter fiscal year 2009 special charge of $512 thousand, or $0.02 per diluted share, related to the departure of its former President and Chief Operating Officer.

Operating income for the fourth quarter of fiscal 2009 was $1.1 million, or 16.5% of revenue, compared with an operating loss of $472 thousand for the prior year's fourth quarter. Fourth quarter fiscal 2009 operating income was burdened by the previously noted special charge of $512 thousand and an accrual for management incentive compensation of $329 thousand. Excluding these items, operating margin for the fourth quarter would have been approximately 30%.

For fiscal year 2009, operating income was $3.5 million, or 17.1% of revenue. Fiscal 2008 did not generate operating income.

Mr. Tusa noted, "Over the past year we have built an infrastructure that has the capacity to handle much larger volumes of business. As a result, we expect to see significant operating leverage as the business continues to grow."

Liquidity and Balance Sheet Strength

Cash and cash equivalents were $4.8 million at June 30, 2009 as compared with $589 thousand at March 31, 2009 and $2.0 million at June 30, 2008. Working capital was $4.6 million at June 30, 2009, an increase of $1.0 million over the March 31, 2009 level of $3.6 million. At June 30, 2009, stockholders' equity and total assets were $9.6 million and $15.2 million, respectively, up from stockholders' equity of $2.9 million and total assets of $5.7 million at June 30, 2008. Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase (the "Bank"), no amounts were outstanding at June 30, 2009. The line of credit is available to finance working capital, expansion and/or potential acquisition opportunities.

"We have an exceptionally strong balance sheet and are carefully managing our growth in order to have the flexibility to take on additional major projects as well as be opportunistic if the right situation arises for further expansion or acquisitions," added Mr. Tusa.

Interest Growing for RxTakeAway(tm)

Designed for individual consumers, retail or mail-order pharmacies, alternate care facilities and community programs, the Company's RxTakeAway(tm) line of products facilitates the proper disposal of unused patient medications. This solution consists of a variety of sizes of containers (from a special-use envelope to 10 and 20 gallon products) and return packaging with pre-paid postage to the Company's treatment facility. The Company recently introduced its proprietary tracking system, DrugTracer(tm), designed for the unused patient medication products. The RxTakeAway(tm) is also an additional component option for the Sharps(r) Medical Waste Management System(tm).

With as many as 40% of the dispensed medications going unused associated with the approximate 4 billion prescriptions written every year in the United States, the Company estimates over 200 million pounds of dispensed pharmaceuticals are adversely effecting our rivers, streams, municipal water systems and also placing our children at risk for accidental overdose. With its solution for unused patient medications, Sharps is in a unique position to address these challenges.

Dr. Kunik commented, "Interest in our disposal solution for unused medications is extremely high as we market the RxTakeAway(tm) line of products to the consumer, pharmacy and community markets, as well as to prospective governmental agencies. We believe we will see solid demand and recognize notable sales of the RxTakeAway(tm) products in fiscal year 2010."

Latest Pharmaceutical Manufacturer Patient Support Program

The Company launched its latest patient compliance and persistency support program with a major pharmaceutical manufacturer during the quarter ended June 30, 2009. The program is an integral part of a new indication of an existing self-injected drug and contributed approximately $430 thousand to the Company's fourth quarter fiscal year 2009 billings

Sharps' vendor managed inventory program includes the direct fulfillment of the Sharps Disposal By Mail System(r) to the pharmaceutical manufacturers' self-injecting patient support program participants, who use the product as a convenient means of disposing of used syringes. The Company's SharpsTracer(tm) system tracks the return of the Sharps Disposal By Mail System(r) by the patient to the treatment facility, where the package is processed prior to destruction utilizing the Company's proprietary and customizable system. This data is electronically transmitted and available to the pharmaceutical manufacturer via the Company's proprietary data warehouse which assists the customer in monitoring drug usage and provides them with a touch point for individual patient follow-up.

At the request of the Company's pharmaceutical manufacturer customer, it has recently completed the design of a special sharps disposal system for their patients in five European countries beginning as early as September 2009.

Contract Wins, Value of Services and Increasing Market Penetration Generate Strong Expectations

Dr. Kunik commented, "We expect to start fiscal 2010 very strong with first quarter revenues significantly higher than what we accomplished in the prior year quarter, as we execute on the government contract while addressing the retail market's flu shot season requirements. We are focused on securing additional and significant government related business that we believe could positively impact the Company's revenue beginning with the second half of fiscal year 2010 as the initial phase of our current government contract is completed. In addition, we believe that education is a critical component to the sales process for many of the markets we serve, as most are not aware of a medical waste disposal solution alternative to the traditional and costly pick-up service. We think many of these prospective customers can be effectively marketed via telesales whereby we educate them on the Sharps Disposal By Mail System(r) option and the potential savings of as much as fifty percent over a conventional pickup service. To capture additional customers and win more opportunities, we are in the process of both expanding our sales professional staff in key markets and developing targeted marketing campaigns."

Looking forward, Sharps believes that revenue will increase at a greater rate than fixed costs providing the ability for the Company to maintain and likely exceed gross margins of 50%. For the first quarter of fiscal 2010, which ends September 30, 2009, the Company expects gross margin to be in excess of 60% as a result of the leverage realized on the expected significant increase in revenue. The Company believes quarterly SG&A expense for fiscal 2010 to be in the range of $1.7 million to $1.8 million. Exceptions to this, if any, would be related to targeted sales and marketing activities.

Fourth Quarter and Fiscal Year 2009 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time. During the teleconference, Dr. Burton J. Kunik, Chairman and Chief Executive Officer, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call may be accessed the following ways:

 * The live webcast may be found at http://www.sharpsinc.com.
   Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.  Webcast listeners will have the opportunity to submit questions to the speakers (verbal or via
   e-mail).  Select questions will be summarized and addressed during the question-and-answer portion of the call.
 * The teleconference can be accessed by dialling (201) 689-8560 and requesting conference ID number 328841, approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

 * The archived webcast will be at http://www.sharpsinc.com.  A transcript will also be posted once available.
 * A replay may also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 328841.

The telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time on Monday, August 17, 2009.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for medical and pharmaceutical waste generated outside the hospital setting. The Company's flagship product, the Sharps Disposal by Mail System(r), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps").

The Sharps(r)MWMS(tm), a Medical Waste Management System, is a comprehensive medical waste solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste outside of the hospital setting. The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System(r) products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps(r)MWMS(tm) is designed to be an integral part of governmental and commercial emergency preparedness programs.

The Company also offers a number of products specifically designed for the home healthcare market and products for the safe disposal of unused pharmaceuticals, RxTakeAway(tm). Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps as well as unused pharmaceuticals in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

                SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                  Consolidated Statements of Operations
                               (unaudited)

             Three-Months Ended                 Year Ended
                 June 30,                        June 30,
          ----------- -----------        ----------- -----------
                                    %                              %
              2009        2008    Change     2009        2008    Change
          ----------- -----------        ----------- -----------

          ----------- -----------        ----------- -----------

 Revenue  $ 6,687,491 $ 2,771,297 141.3% $20,297,207 $12,840,911  58.1%

 Cost of
  revenue   2,903,051   1,835,827  58.1%   9,840,965   7,725,921  27.4%
          ----------- -----------        ----------- -----------
 Gross
  profit    3,784,440     935,470 304.5%  10,456,242   5,114,990 104.4%
 Gross
  margin        56.6%       33.8%              51.5%       39.8%
 SG&A
  expense   2,049,224   1,267,656  61.7%   6,092,308   4,782,532  27.4%
 Special
  charge      512,372      67,541 100.0%     512,372      67,541 658.6%
 Deprecia-
  tion and
  amortiz-
  ation       120,291      72,312  66.3%     387,555     265,613  45.9%
          ----------- -----------        ----------- -----------

 Operating
  income
  (loss)    1,102,553    (472,039)         3,464,007        (696)
 Operating
  margin        16.5%      (17.0%)             17.1%        0.0%
 Other
  income        1,036      12,254             33,232      85,715
          ----------- -----------        ----------- -----------

 Net
  income
  (loss)
  before
  income
  taxes   $ 1,103,589 $  (459,785)       $ 3,497,239 $    85,019
 Income
  taxes
  (benefit)   427,061      (3,438)          (699,851)      3,446
          ----------- -----------        ----------- -----------
 Net
  income
  (loss)  $   676,528 $  (456,347)       $ 4,197,090 $    81,573
          =========== ===========        =========== ===========

 Net
  income
  (loss)
  per
  share
   Basic  $      0.05 $     (0.04)       $      0.33 $      0.01
          =========== ===========        =========== ===========
   Dil-
    uted  $      0.05 $     (0.04)       $      0.30 $      0.01
          =========== ===========        =========== ===========

 Weighted
  Average
  Shares
  Out-
  standing
   Basic   13,224,647  12,561,337         12,907,688  12,313,160
   Diluted 14,355,354  12,561,337         13,996,207  13,540,381

               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                     Consolidated Balance Sheets
                             (unaudited)

                                                June 30,     June 30,
                                                  2009         2008
                                              -----------  -----------
 ASSETS:
 -------
 Current assets:
   Cash and cash equivalents                  $ 4,791,870  $ 2,035,219
   Restricted cash                                     --       10,010
   Accounts receivable, net                     1,606,415    1,183,975
   Inventory                                    2,282,504      580,861
   Prepaid and other assets                       775,957      359,894
   Deferred income taxes                           17,352           --
                                              -----------  -----------
     Total current assets                       9,474,098    4,169,959
 Property and equipment, net                    3,445,053    1,375,657
 Deferred income taxes, net                     2,120,655           --
 Intangible assets, net                           148,630      130,702
                                              -----------  -----------
     Total assets                             $15,188,436  $ 5,676,318
                                              ===========  ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY:
 -------------------------------------
 Current liabilities:
   Accounts payable                           $ 2,499,146  $   778,423
   Accrued liabilities                          1,188,589      432,971
   Current portion of deferred revenue          1,220,600    1,063,016
                                              -----------  -----------
     Total current liabilities                  4,908,335    2,274,410
 Long-term deferred revenue                       624,841      516,372
 Other liablities                                  84,872           --
                                              -----------  -----------
     Total liabilities                          5,618,048    2,790,782
 Stockholders' equity:
   Total stockholders' equity                   9,570,388    2,885,536
                                              -----------  -----------
     Total liabilities and stockholders'
      equity                                  $15,188,436  $ 5,676,318
                                              ===========  ===========

               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
          Supplemental Customer Billing and Revenue Information
                             (unaudited)

                                    Three-Months Ended June 30,
                             -----------------------------------------
                                2009     % Total     2008     % Change
                             ----------  -------  ----------  --------
 BILLINGS BY MARKET:
 -------------------
 Government                  $3,160,854    45.3%  $   45,493  6848.0%
 Health Care                  2,014,005    28.9%   1,663,849    21.0%
 Retail                         576,839     8.3%      79,538   625.2%
 Pharmaceutical                 472,494     6.8%      20,187  2240.6%
 Professional                   282,576     4.1%     218,986    29.0%
 Hospitality                    210,151     3.0%     287,939   (27.0%)
 Non-Mailable                   132,958     1.9%     109,345    21.6%
 Commercial                      92,287     1.3%     204,345   (54.8%)
 Other                           30,840     0.4%      36,982   (16.6%)
 Agriculture                      1,184     0.0%     139,032   (99.1%)
                             ----------  -------   ---------  -------
   Subtotal                   6,974,188   100.0%   2,805,696   148.6%
 GAAP Adjustment *             (286,697)             (34,399)
                             ----------            ---------  ------
   Revenue Reported           6,687,491            2,771,297   141.3%
                             ==========           ==========  ======

                                    Twelve-Months Ended June 30,
                             -----------------------------------------
                                2009     % Total     2008     % Change
                             ----------  -------  ----------  --------
 BILLINGS BY MARKET:
 -------------------
 Government                 $ 6,254,346    30.3%  $  204,403  2959.8%
 Health Care                  7,454,100    36.1%   7,293,267     2.2%
 Retail                       1,932,951     9.3%   1,124,040    72.0%
 Pharmaceutical               1,558,211     7.5%     889,766    75.1%
 Professional                 1,058,759     5.1%     748,919    41.4%
 Hospitality                    916,850     4.4%   1,202,330   (23.7%)
 Non-Mailable                   517,227     2.5%     457,788    13.0%
 Commercial                     479,255     2.3%     617,390   (22.4%)
 Other                          143,300     0.7%     144,120    (0.6%)
 Agriculture                    360,115     1.7%     502,878   (28.4%)
                            -----------  -------  ----------  -------
   Subtotal                  20,675,114   100.0%  13,184,901    56.8%
 GAAP Adjustment *             (377,907)            (343,990)
                            -----------           ----------  -------
   Revenue Reported          20,297,207           12,840,911    58.1%
                            ===========           ==========  =======

 * Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

CONTACT:  Sharps Compliance Corp.
          David P. Tusa, Executive Vice President, Chief Financial
           Officer & Business Development
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com